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                                                              EXHIBIT 11
   REPUBLIC NEW YORK CORPORATION AND SUBSIDIARIES
      COMPUTATION OF EARNINGS PER COMMON SHARE
                   UNAUDITED
       (In thousands except per share data)



                                                    Nine Months Ended                Three Months Ended
                                                      September 30,                    September 30,
                                                    1995       1994                 1995         1994
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Primary:

  Earnings:

    Net income                                   $ 193,792    $ 250,624          $  95,188    $  91,417
    Less preferred stock dividends                 (28,402)     (24,691)            (8,177)      (9,274)
    Net income applicable to
     common stock                                $ 165,390    $ 225,933          $  87,011    $  82,143

  Shares:
    Average number of common
      shares outstanding                            53,334       52,738             55,316       53,018

  Net income per common share                    $    3.10    $    4.28          $    1.57    $    1.55

Fully Diluted:
  Earnings:
    Net income applicable to
      common stock                               $ 165,390    $ 225,933          $  87,011    $  82,143
    Add dividends applicable to
      convertible preferred stock                    5,920        8,733                 98        2,911
    Net income applicable to
      common stock as adjusted                   $ 171,310    $ 234,666          $  87,109    $  85,054


  Shares:
    Average number of common
      shares outstanding                            53,334       52,738             55,316       53,018
    Add shares assumed issued upon
      exercise of stock options                        181          235                170          210
    Add shares assumed issued upon
      conversion of preferred stock                  2,645        3,569                806        3,569
    Average number of common shares
      outstanding as adjusted                       56,160       56,542             56,292       56,797

  Net income per common share                    $    3.05    $    4.15          $    1.55    $    1.50
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